EXHIBIT 10.12

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of October 13, 2000 and made effective as of October 16, 2000, by and among MMI Products, Inc., a Delaware corporation (the "Company"), MMI Management Services LP, a Delaware limited liability partnership, and Ronald R. Ross residing at 816 Hills Creek Drive, McKinney, Texas 75077 (the "Executive").

W I T N E S S E T H :

WHEREAS, the Company and MMI Management Services LP, respectively, desire to employ the Executive as their President and Chief Executive Officer ("CEO") and the Executive desires to accept such employment, all on the terms and conditions specified herein; and

WHEREAS, the Executive, the Company and MMI Management Services LP desire to set forth in writing all of their respective duties, rights and obligations with respect to the Executive's employment by the Company and MMI Management Services LP; and

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

      Employment and Term. The Company and MMI Management Services LP hereby each employ the Executive, and the Executive hereby accepts employment by the Company and MMI Management Services LP, in the capacity and upon the terms and conditions hereinafter set forth. The term of employment under this Agreement shall be for the period commencing October 16, 2000 through and including October 15, 2002, unless terminated earlier as herein provided (the "Term of Employment").
      Duties. The Executive shall serve as the Company's and MMI Management Services LP's President and CEO, and shall perform such duties, functions and responsibilities as are associated with and incident to that position and as the Company and MMI Management Services LP may, from time to time, require of him; provided that such duties, functions and responsibilities are commensurate with the duties, functions and responsibilities generally performed by a president and chief executive officer of a company which is similar in size, nature and complexity to the Company. The Executive shall serve the Company and MMI Management Services LP faithfully, conscientiously and to the best of the Executive's ability and shall promote the interests and reputations of the Company and MMI Management Services LP. Unless prevented by sickness, disability or death, the Executive shall devote all of the Executive's time, attention, knowledge, energy and skills, during normal working hours, and at such other times as the Executive's duties may reasonably require, to the duties of the Executive's employment. The principal place of employment of the Executive shall be Houston, Texas and/or such other location as shall be necessary for the Executive to discharge the Executive's duties hereunder. The Executive acknowledges that in the course of employment the Executive may be required, from time to time, to travel on behalf of the Company and MMI Management Services LP.
      Compensation and Benefits. As full and complete compensation for the Executive's execution and delivery of this Agreement and performance of any services hereunder, the Company or, as applicable, MMI Management Services LP shall pay, grant or provide the Executive, and the Executive agrees to accept, the following compensation and benefits:
        Base Salary. For the period beginning October 16, 2000 through October 15, 2001, MMI Management Services LP shall pay the Executive a base salary calculated at an annual rate of $750,000, payable in accordance with MMI Management Services LP's regular payroll practices as may be in effect from time to time. For the period beginning October 16, 2001 through October 15, 2002, MMI Management Services LP shall pay the Executive a base salary calculated at an annual rate of $1,000,000, payable in accordance with MMI Management Services LP's regular payroll practices as may be in effect from time to time. Subject to the provisions in Section 4(a) and (b), Executive shall not be entitled to a performance-based or incentive bonus at any time.
        Signing Bonus. MMI Management Services LP, shall pay the Executive a signing bonus in the gross amount of $250,000, simultaneous with the Executive's execution and delivery of this Agreement to the Company.
        Fringe Benefits. The Company shall afford the Executive the opportunity to participate in any health care, dental, disability insurance, retirement, savings and any other employee benefits plans, policies or arrangements which the Company maintains for its employees in accordance with the written terms of such plans, policies or arrangements. Nothing in this Agreement shall require the Company or its affiliates to establish, maintain or continue any benefit plans, policies or arrangements or restrict the right of the Company or any of its affiliates to amend, modify or terminate any such benefit plan, policy or arrangement.
        Expenses. The Executive shall be entitled to reimbursement or payment of reasonable business expenses in accordance with the MMI Management Services LP's policies applicable to its senior executives, as the same may be amended from time to time in the MMI Management Services LP's sole discretion, following the Executive's submission of appropriate receipts, bills and/or expense reports to the MMI Management Services LP in accordance with such policies. MMI Management Services LP shall also reimburse the Executive for all reasonable attorneys' fees incurred in connection with the negotiation and execution of this Agreement in an amount not to exceed $12,500.
        Vacations, Holidays or Temporary Leave. The Executive shall be entitled to take four (4) weeks of vacation per year, without loss or diminution of compensation. Such vacation shall be taken at such time or times consistent with the needs of the Company's business. The Executive shall further be entitled to the number of paid holidays, and leaves for illness or temporary disability in accordance with the Company's policies as such policies may be amended from time to time or terminated in the Company's sole discretion.
        Car Allowance. During the Term of Employment, MMI Management Services LP shall pay to the Executive as a car allowance the gross amount of $800 per month to cover vehicle lease/purchase, insurance and maintenance expenses. The car allowance shall be paid to the Executive concurrently with the base salary payments referred to in Section 3(a) above.
        Housing. During the Term of Employment and while the Company's headquarters are located in a city or surrounding metropolitan area in which Executive is not a resident, MMI Management Services LP shall provide the Executive with a corporate apartment.
      Transaction Fees.
        Success Fee. If during the Term of Employment or within the six month period following the Termination Date (as hereinafter defined) if Executive's employment is terminated pursuant to Sections 6(a)(i), (ii), (iv) or (vi), a party unaffiliated with the current stockholders of the Company's parent, Merchant Metals Holding Corporation ("MMHC") (a "Third Party"), agrees to acquire, pursuant to a letter of intent or a definitive agreement, or acquires all or substantially all of the Company's assets or on a post-transaction basis acquires, directly or indirectly or by merger, recapitalization, or consolidation, at least a majority in voting power and in economic interest of MMHC's outstanding equity (a "Transaction"), the Company shall pay Executive, at the time of closing (the "Closing") of the Transaction, a success fee (the "Success Fee") equal to 0.50% of the Aggregate Equity Consideration (as hereinafter defined). For purposes of this Agreement, "Aggregate Equity Consideration" shall mean the total amount of cash, debt and equity securities (valued at the fair market value on the date of Closing) received by pre-Transaction holders of MMHC's equity in the Transaction in respect of such equity, provided that in the case of a sale of all or substantially all of the Company's assets, following which the Net Proceeds (hereinafter defined) thereof shall not have been distributed to the holders of MMHC's equity, "Aggregate Equity Consideration" shall instead mean the Net Proceeds of such Transaction. For purposes of this Agreement, "Net Proceeds" shall mean the gross proceeds from the sale of all or substantially all of the assets of the Company after reduction for all costs incurred as a result of the Transaction, including any taxes payable (including income taxes), and all liabilities of the MMHC and its subsidiaries, including a reserve for contingent and unknown liabilities, not assumed by the Third Party. Any consideration held in escrow and any future payments which are contingent upon the passage of time, the failure of claims to arise and/or the performance of the Company, MMHC or any of their successors shall become Aggregate Equity Consideration when paid by the Third Party (directly or through the release of escrowed funds) and the Success Fee attributable thereto shall be promptly due and payable by MMI Management Services LP to the Executive. Notwithstanding the foregoing, Executive shall not be entitled to the Success Fee based upon a Transaction occurring after the Term of Employment unless the Company and Executive shall have been involved in active discussions with the Third Party prior to the Termination Date regarding the Transaction. Further, in the event that the Executive is otherwise eligible for a Success Fee pursuant to the terms of this Section, but Executive's termination of employment was pursuant to Section 6(a)(i)(death) or Section 6(a)(ii)(disability), the Company and the Executive, or the Executive's legal guardian or representatives of Executive's estate, as the case may be, shall agree on a fair amount which shall constitute the Success Fee, based upon the level of Executive's direct involvement in the Transaction prior to the Termination Date and how soon within the six months after the Termination Date the event which triggered the Success Fee occurred. In no event shall the Success Fee be greater than the amount due the Executive under this Section 4(a) in the event of a termination Without Cause or a resignation for Good Reason. In the event the parties cannot agree on a fair amount to be awarded to the Executive or his estate, the matter shall be submitted to arbitration under Section 8 hereof and the arbitrator shall be bound by the factors set forth in this Section relating to the determination of a fair amount.
        Change of Control Fee. If during the Term of Employment or within the six month period following the Termination Date (as hereinafter defined) if Executive's employment is terminated pursuant to Sections 6(a)(i), (ii), (iv) or (vi), or, on the date of consummation of a Transaction, Section 6(a)(v), an agreement, in the form of a letter of intent or a definitive agreement, is entered into in contemplation of the consummation of a Transaction (as defined in Section 4(a) above) or a Transaction is consummated and Executive does not remain or become employed by the Company or MMI Management Services LP or any of their respective parents, subsidiaries, divisions, affiliates, shareholders or partners or become employed or otherwise engaged in a consulting capacity by the successor entity or owner (a "Subsequent Employer"), MMI Management Services LP shall pay to Executive a lump sum payment in the amount of $2,250,000 (the "Change of Control Fee") at the Closing of the Transaction. The Change of Control Fee shall be forfeited and returned to MMI Management Services LP if Executive becomes reemployed, employed or is otherwise engaged in a consulting capacity by the Company or MMI Management Services LP or any of their respective parents, subsidiaries, divisions, affiliates, shareholders, or partners or the successor entity or owner within one year following the Closing of the Transaction. Notwithstanding the foregoing, Executive shall not be entitled to the Change of Control Fee based upon a Transaction occurring after the Term of Employment unless the Company and Executive shall have been in active discussions with the Third Party prior to the Termination Date regarding the Transaction. Further, in the event that the Executive is otherwise eligible for a Change of Control Fee pursuant to the terms of this Section, but Executive's termination of employment was pursuant to Section 6(a)(i)(death) or Section 6(a)(ii)(disability), the Company and the Executive, or the representatives of Executive's estate shall agree on a fair amount which shall constitute the Change of Control Fee, based upon the level of Executive's direct involvement in the Transaction prior to the Termination Date and how soon within the six months after the Termination Date the event which triggered the Change of Control Fee occurred. In no event shall the Change of Control Fee be greater than the amount due the Executive under this Section 4(b) in the event of a termination Without Cause or a resignation for Good Reason. In the event the parties cannot agree on a fair amount to be awarded to the Executive or his estate, the matter shall be submitted to arbitration under Section 8 hereof and the arbitrator shall be bound by the factors set forth in this Section relating to the determination of a fair amount.
        280G Limitation. If the Success Fee and/or Change of Control Fee payable hereunder constitutes a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and if (but only if) the sum of the "present value" (as determined under Section 280G of the Code) of the Success Fee and/or Change of Control Fee and the "present value" of any other "parachute payment" from the Company or MMI Management Services LP exceeds an amount equal to 299% of the Executive's "base amount" within the meaning of Section 280G of the Code (the "299% Amount"), the amount of either the Success Fee or the Change of Control Fee payable hereunder shall be reduced to the extent necessary so that the sum of the "present values" of all such "parachute payments" does not exceed the 299% Amount. The determination of whether any amount payable hereunder constitutes a "parachute payment" which causes the 299% Amount to be exceeded shall be made, if requested by the Executive, the Company or MMI Management Services LP, by the Company's and MMI Management Services LP's public accounting firm. The costs of obtaining such determination shall be borne by the Company and/or MMI Management Services LP, as the case may be. The fact that the Success Fee or Change of Control Fee may be reduced pursuant to this Section shall not limit or otherwise affect any rights of the Executive to any employee benefit or other right arising other than pursuant to this Agreement.
        No Obligation. Nothing contained in this Agreement shall in any way be construed to obligate the Company, MMI Management Services LP, or any of their respective parents, subsidiaries, divisions, affiliates, shareholders or partners to engage in the Transaction (as defined in Section 4(a)) at any time during the Term of Employment or otherwise.
        Equitable Adjustment. In the event that a transaction does not expressly fall within the definition of a Transaction, but has the same practical effect, subject to the requirements of this Section 4, Executive will be entitled to receive a Success Fee and Change of Control Fee as determined in a manner agreed to by the Company and the Executive (or if applicable, Executor's legal guardian or representatives of Executive's estate). In the event the parties cannot agree on the amount(s) to be paid to the Executive or his estate, the matter shall be submitted to arbitration under Section 8 hereof.
      Non-Competition, Confidentiality, Discoveries and Works:
        Non-Competition: During the Term of Employment and, upon the Company's election, for up to twelve (12) months following the Term of Employment, the Executive agrees not to compete in any manner, either directly or indirectly, whether for compensation, ownership interest or otherwise, with the Company and MMI Management Services LP, or to assist any other person or entity to compete with the Company and/or MMI Management Services LP either:
          by producing, developing or marketing, or assisting others to produce, develop or market, or by accepting employment from or having any other relationship (including, without limitation, through owning, managing, operating, controlling or consulting) with any entity which produces, develops or markets, a product, process, or service which is competitive with those products, processes, or services of the Company and/or MMI Management Services LP, whether existing or planned for in the future, on which the Executive has worked, or concerning which the Executive has in any manner acquired knowledge of or had access to Confidential Information (as defined in Section 5(e)(iii) below), during the period of the Executive's employment, provided, however, that it shall not be a violation of this Agreement for the Executive to have beneficial ownership of less than 5% of the outstanding amount of any class of securities listed on a national securities exchange or quoted on an inter-dealer quotation system. If the Company and MMI Management Services LP elect to maintain the provisions of this Section 5(a) in full force and effect following the termination of Executive's employment, MMI Management Services LP shall (a) provide Executive with written notice of such election and the applicable time period within ten business days of such termination of employment and (b) pay to Executive continued base salary under the provisions of Section 3(a) in effect at the time of Executive's termination for the period during which this Section 5(a) shall remain in effect, reduced, pro rata, during such election period, by any amounts paid or payable pursuant to Sections 4(a) and 4(b) and any continued salary under Section  7(c) of this Agreement.

        Non-Solicitation: During the Term of Employment and for twelve (12) months following the Term of Employment, the Executive agrees that the Executive will not, either on the Executive's own behalf or on behalf of any other person or entity (other than for the benefit of the Company or MMI Management Services LP), directly or indirectly, (i) solicit any person or entity that is a customer or vendor of the Company or MMI Management Services LP, or has been a customer or vendor of the Company or MMI Management Services LP during the prior twelve (12) months, to purchase any products or services the Company or MMI Management Services LP provides to the customer or sell any products or services the Company or MMI Management Services LP purchases from vendor, or (ii) interfere with any of the Company's or MMI Management Services LP's business relationships.
        No-Hire: During the Term of Employment and for twelve (12) months following the Term of Employment, the Executive agrees that the Executive will not, either on the Executive's own behalf or on behalf of any other person or entity (other than for the benefit of the Company or MMI Management Services LP), directly or indirectly, hire, solicit or encourage to leave the employ of or engagement by the Company or MMI Management Services LP any person who is then an employee or contractor of the Company or MMI Management Services LP or who was an employee or contractor of the Company or MMI Management Services LP within six (6) months of the date of such hiring, soliciting, or encouragement to leave the Company or MMI Management Services LP.
        Geographic Scope: The foregoing restrictions shall apply in the "Restricted Area" which means:
          the continental United States; and
          any location, storefront, address or place of business where a Covered Party is present and available for solicitation.

        The Executive will not circumvent the purpose of any restriction contained in Sections 5(a), 5(b) or 5(c) by engaging in business outside the geographic region covered by the above definition through remote means such as telephone, correspondence or computerized communication. "Covered Party" means those entities and/or persons who did business with the Company or MMI Management Services LP and that the Executive either (x) received Confidential Information about in the course of his duties, (y) had contact with during the Term of Employment or (z) supervised or had contact with in an employment or consulting capacity during the Term of Employment.

        Confidentiality:
          During the Term of Employment and for three (3) years following the Term of Employment, the Executive shall hold all Confidential Information in a fiduciary capacity and agrees not to take any action which would constitute or facilitate the Unauthorized use or disclosure of Confidential Information. The Executive further agrees to take all reasonable measures to prevent the Unauthorized use and disclosure of Confidential Information and to prevent Unauthorized persons or entities from obtaining or using Confidential Information. The terms "Confidential Information" and "Unauthorized" shall have the meanings set forth in Sections 5(e)(iii) and (iv) of this Agreement respectively.
          Promptly upon termination, for any reason, of the Executive's employment with the Company or MMI Management Services LP, the Executive agrees to deliver to the Company or MMI Management Services LP all property and materials within the Executive's possession or control which belong to the Company or MMI Management Services LP or which contain Confidential Information.
          As used in this Agreement, the term "Confidential Information" shall mean trade secrets, confidential or proprietary information, and all other information, documents or materials, owned, developed or possessed by the Company, MMI Management Services LP, or any of their parents, subsidiaries or affiliates, including any of their respective predecessors and successors, whether in tangible or intangible form, that is not generally known to the public or known to Executive prior to Executive's initial conversations with the Company regarding Executive's employment by the Company. Confidential Information includes, but is not limited to, (a) financial information, (b) products, (c) product and service costs, prices, profits and sales, (d) new business ideas, (e) business strategies, (f) product and service plans, (g) marketing plans and studies, (h) forecasts, (i) budgets, (j) projections, (k) computer programs, (l) data bases and the documentation (and information contained therein), (m) computer access codes and similar information, (n) software ideas, (o) know-how, technologies, concepts and designs, (p) research projects and all information connected with research and development efforts, (q) records, (r) business relationships, methods and recommendations, (s) existing or prospective client, customer, vendor and supplier information (including, but not limited to, identities, needs, transaction histories, volumes, characteristics, agreements, prices, identities of individual contacts, and spending, preferences or habits), (t) training manuals and similar materials used by the Company, MMI Management Services LP or any of their parents, subsidiaries or affiliates in conducting its business operations, (u) skills, responsibilities, compensation and personnel files of employees, directors and independent contractors of the Company, MMI Management Services LP or any of their parents, subsidiaries or affiliates, (v) competitive analyses, (w) contracts with other parties, and (x) other confidential or proprietary information that has not been made available to the general public by the Company's and MMI Management Services LP's senior management. Confidential Information shall not include the trade knowledge, skill and expertise developed by the Executive as a result of Executive's prior experience in the building products industry, but shall include such trade knowledge, skill and expertise developed during the Executive's Term of Employment.
          As used in this Agreement, the term "Unauthorized" shall mean: (a) in contravention of the Company's or MMI Management Services LP's lawful policies or procedures; (b) otherwise inconsistent with the Company's or MMI Management Services LP's lawful measures to protect its interests in the Confidential Information; (c) in contravention of any lawful instruction or directive, either written or oral, of a Company or MMI Management Services LP employee empowered to issue such instruction or directive; (d) in contravention of any duty existing under law or contract; or (e) to the material detriment of the Company or MMI Management Services LP.
          In the event that the Executive is requested by any governmental or judicial authority to disclose any Confidential Information, the Executive shall give the Company or MMI Management Services LP, as applicable, prompt notice of such request (including, by giving the Company or MMI Management Services LP a copy of such request if it is in writing), such that the Company or MMI Management Services LP, as applicable, may seek a protective order or other appropriate relief, and in any such proceeding the Executive shall disclose only so much of the Confidential Information as is required to be disclosed.
        Discoveries and Works: All discoveries and works made or conceived by the Executive during and in the course of his employment by the Company and MMI Management Services LP, jointly or with others, that relate to the Company's or MMI Management Services LP's activities shall be owned by the Company or MMI Management Services LP, as applicable. The terms "discoveries and works" include, by way of example, inventions, computer programs (including documentation of such programs), technical improvements, processes, drawings, and works of authorship, including all educational and sales materials or other publications which relate to Company's or MMI Management Services LP's current business. The Executive shall promptly notify and make full disclosure to, and execute and deliver any documents reasonably requested by, the Company or MMI Management Services LP to evidence or better assure title to such discoveries and works by the Company or MMI Management Services LP, as applicable, assist the Company or MMI Management Services LP in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection and other protection of any and all such discoveries and works, and promptly execute, whether during his employment or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Company or MMI Management Services LP, as applicable, and to protect its title thereto.
        Representations, Warranties and Acknowledgements
          The Executive acknowledges that (a) each of the Company and MMI Management Services LP considers Confidential Information to be commercially and competitively valuable to it and critical to its success; (b) Unauthorized use or disclosure of Confidential Information would cause irreparable harm to the Company and MMI Management Services LP; and (c) by this Agreement, each of the Company and MMI Management Services LP is taking reasonable steps to protect its legitimate interests in its Confidential Information.
          The Executive also acknowledges that businesses that are competitive with the Company and MMI Management Services LP include, but are not limited to, any business which manufactures or distributes fence, wire mesh, concrete accessories and wire products.
          The Executive represents and warrants to the Company and MMI Management Services LP that he is not a party to any agreement, or non-competition or other covenant or restriction contained in any agreement, commitment, arrangement or understanding (whether oral or written), that in any way conflicts with or limits the Executive's ability to commence or continue to render services to the Company and MMI Management Services LP or that would otherwise limit the Executive's ability to perform all responsibilities in accordance with the terms and subject to the conditions of the Executive's employment.
        Remedies: In the event of breach or threatened breach by the Executive of any provision of Section 5 hereof, the Company or, as applicable, MMI Management Services LP shall be entitled to obtain (i) temporary, preliminary and permanent injunctive relief, in each case without the posting of any bond or other security, (ii) damages and an equitable accounting of all earnings, profits and other benefits arising from such breach, or threatened breach, (iii) recovery of all reasonable attorney's fees and costs incurred by the Company and/or MMI Management Services LP in obtaining such relief, and (iv) any other legal and equitable relief to which they may be entitled, including any and all monetary damages which Company and/or MMI Management Services LP may incur as a result of said breach or threatened breach. Pending arbitration pursuant to Section 8 of the Agreement, the Company and/or MMI Management Services LP shall be entitled to cease making any payments or providing any benefits to the Executive and to obtain temporary and preliminary injunctive relief as described in Section 5(h)(i) from a court of competent jurisdiction. The Company and/or MMI Management Services LP may pursue any remedy available, including declaratory relief, concurrently or consecutively, in any order, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy.
      Termination of Employment:
        Either the Executive or the Company and MMI Management Services LP may terminate the employment relationship at any time for any reason with or without Cause (as defined below). The date upon which the termination of the Executive's employment becomes effective pursuant to this Agreement shall be referred to herein as the "Termination Date." The Termination Date shall be the date upon which any of the following events shall occur or are designated to occur:
          the death of the Executive;
          the Disability (as defined below) of the Executive;
          the effective date designated in the Company's and MMI Management Services LP's written notice to the Executive of a termination of the Executive's employment for Cause (as defined below);
          the effective date designated in the Company's and MMI Management Services LP's written notice to the Executive of a termination of the Executive's employment Without Cause (as defined below);
          resignation by the Executive Without Good Reason; or
          resignation by the Executive for Good Reason.
        For purposes of this Agreement, the "Disability" of the Executive shall mean the Executive's inability, because of mental or physical illness or incapacity, whether total or partial, to perform one or more of the primary duties of the Executive's employment with or without reasonable accommodation, and which continues for a period of ninety (90) consecutive days or any ninety (90) days within a one hundred eighty (180) day period.
        For purposes of this Agreement, the term "Cause" shall mean the Executive's (i) failure or refusal to substantially perform his duties as set forth in Section 2 above, or otherwise fulfill his material obligations to the Company and/or MMI Management Services LP, (ii) conviction or entry of a plea of guilty or nolo contendere, with respect to any felony; (iii) commission of any act of willful misconduct, gross negligence, fraud or dishonesty relating to the business of the Company and/or MMI Management Services LP; or (iv) violation of any material term of this Agreement or any material written policy of the Company or MMI Management Services LP. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause under clauses (i) or (iv) of the preceding sentence, unless Executive shall have first been given advance written notice of termination of employment for Cause not less than thirty (30) days prior to the Termination Date, including an explanation of the basis for Executive's termination for Cause and Executive shall have been given the opportunity to cure or remedy any act or omission constituting Cause within the thirty (30) day period after receiving the termination notice.
        For purposes of this Agreement, "Without Cause" shall mean any reason(s) whatsoever (other than the reasons described in Sections 6(a)(i), 6(a)(ii), 6(a)(iii) and 6(a)(v) hereof) or no reason.
        For purposes of this Agreement, "Good Reason" shall mean (i) assignment to Executive of duties or responsibilities on or after January 1, 2001, that are materially inconsistent with the duties described in Section 2 hereof, without Executive's consent; or (ii) the Company's failure to pay to Executive any compensation due to Executive within sixty (60) days of the time such compensation is due to be paid.
        For purposes of this Agreement, "Without Good Reason" shall mean any reason(s) whatsoever (other than the reasons described in Section 6(e) hereof) or no reason.
      Payments Upon Termination of Employment.
        Death or Disability. If the Executive's employment hereunder is terminated due to the Executive's death or Disability pursuant to Sections 6(a)(i) or (ii) hereof, the Company or, MMI Management Services LP, as applicable, shall pay or provide to the Executive, the Executive's designated beneficiary or to the Executive's estate (i) all base salary pursuant to Section 3(a) hereof which has been earned but unpaid as of the Termination Date; (ii) any benefits to which the Executive may be entitled under any employee benefits plan, policy or arrangement pursuant to Section 3(c) hereof in which he is a participant in accordance with the written terms of such plan, policy or arrangement up to and including the Termination Date; and (iii) any amounts due pursuant to Section 3(d) hereof for expenses incurred up to and including the Termination Date.
        Termination for Cause or Resignation Without Good Reason. If the Executive's employment hereunder is terminated by the Company and MMI Management Services LP for Cause pursuant to Section 6(a)(iii) or due to the Executive's resignation Without Good Reason pursuant to Section 6(a)(v), the Company or, MMI Management Services LP, as applicable, shall pay or provide to the Executive (i) all base salary pursuant to Section 3(a) hereof which has been earned but unpaid as of the Termination Date; (ii) any benefits to which the Executive may be entitled under any employee benefits plan, policy or arrangement pursuant to Section 3(c) hereof in which he is a participant in accordance with the written terms of such plan, policy or arrangement up to and including the Termination Date; and (iii) any amounts due pursuant to Section 3(d) hereof for expenses incurred up to and including the Termination Date.
        Termination Without Cause or Resignation for Good Reason. If, prior to October 16, 2001, the Executive's employment hereunder is terminated by the Company and MMI Management Services LP Without Cause pursuant to Section 6(a)(iv), or due to Executive's resignation for Good Reason pursuant to Section 6(a)(vi), in addition to those payments and benefits which the Executive would be entitled to receive under Sections 7(b) above, in the event the circumstances described therein were to occur, MMI Management Services LP shall continue to pay the Executive his base salary, as provided in Section 3(a), for the period from the Termination Date until October 15, 2001. Notwithstanding any obligation set forth in the preceding sentence, MMI Management Services LP shall have no obligation to continue to pay the Executive his base salary if Executive is employed or otherwise engaged in a consulting capacity by Subsequent Employer with respect to the period during which he is so employed or engaged.
        No Other Payments. Except as provided in this Agreement, the Executive shall not be entitled to receive any other payments or benefits from the Company or MMI Management Services LP due to the termination of the Executive's employment, including but not limited to, any employee benefits under any of the Company's employee benefits plans or arrangements (other than at the Executive's expense under the Consolidated Omnibus Budget Reconciliation Act of 1985 or pursuant to the written terms of any pension benefit plan in which the Executive is a participant in which the Company may have in effect from time to time) or any right to severance benefits.
      Arbitration.
        Any controversy or claim arising out of or relating to this Agreement, the employment relationship between the Executive and the Company and MMI Management Services LP, or the termination thereof, including the arbitrability of any controversy or claim, which cannot be resolved amicably after a reasonable attempt to negotiate such a resolution (including by exhaustion of all grievance or claims procedures made available by the Company or MMI Management Services LP or any employee benefit plan of the Company or MMI Management Services LP) shall be submitted to arbitration under the auspices of the American Arbitration Association in accordance with its Commercial Dispute Resolution Procedures and Rules, as such rules may be amended from time to time, and at its office nearest to the Company's and MMI Management Services LP's place of business where the Executive works or to which the Executive reports. The award of the arbitrator shall be final and binding upon the parties, and judgment may be entered with respect to such award in any court of competent jurisdiction. Any arbitration under this Agreement shall be governed by and subject to the confidentiality restrictions set forth in Section 5(e) of this Agreement. The Executive acknowledges reading, prior to the signing of this agreement, the Commercial Dispute Resolution Procedures and Rules of the American Arbitration Association, which are available via the Internet at http://www.adr.org. Notwithstanding the foregoing, any controversy or claim arising out of or relating to any claim by the Company or MMI Management Services LP for temporary or preliminary relief with respect to Section 5 of this Agreement need not be resolved in arbitration and may be resolved in accordance with Section 5(h) of this Agreement.
        The Executive acknowledges that this agreement to submit to arbitration includes all controversies or claims of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising under any federal, state, local or foreign law (except claims by the Company or MMI Management Services LP for temporary or preliminary injunctive relief pursuant to Section 5 as set forth above), including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Family and Medical Leave Act, the Employee Retirement Income Security Act, and the Americans With Disabilities Act, and all similar state laws, and the Executive hereby waives all rights thereunder to have a judicial tribunal resolve such claims.
      Deductions and Withholding. The Executive agrees that the Company or MMI Management Services LP, as applicable, shall withhold from any and all compensation payable under this Agreement all federal, state, local and/or other taxes which the Company or MMI Management Services LP determines are required to be withheld under applicable statutes and/or regulations from time to time in effect and all amounts required to be deducted in respect of the Executive's coverage by and participation in applicable Executive benefit plans, policies or arrangements.
      Entire Agreement. This Agreement embodies the entire agreement of the parties with respect to the Executive's employment and supersedes any other prior oral or written agreements between the Executive and the Company, MMI Management Services LP and their affiliates. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.
      Waiver. The waiver by the Company or MMI Management Services LP of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by the Executive. The waiver by the Executive of a breach of any provision of this Agreement by the Company or MMI Management Services LP shall not operate or be construed as a waiver of any subsequent breach by the Company or MMI Management Services LP.
      Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to the choice of law rules of any state or where the Executive is in fact required to work.
      Assignability. The obligations of the Executive may not be delegated and, except as expressly provided in Section 7(a) relating to the designation of beneficiaries, the Executive may not, without the Company's and MMI Management Services LP's written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest therein. Any such attempted delegation or disposition shall be null and void and without effect. The Company, MMI Management Services LP and the Executive agree that this Agreement and all of the Company's and MMI Management Services LP's rights and obligations hereunder may be assigned or transferred by the Company or MMI Management Services LP to and may be assumed by and become binding upon and may inure to the benefit of any affiliate of or successor to the Company or MMI Management Services LP. The term "successor" shall mean (with respect to the Company or MMI Management Services LP or any of their respective subsidiaries) any other corporation or other business entity which, by merger, consolidation, purchase of the assets, or otherwise, acquires all or a material part of the assets or equity of the Company and MMI Management Services LP. Any assignment by the Company or MMI Management Services LP of its rights or obligations hereunder to any affiliate of or successor to the Company or MMI Management Services LP shall not be a termination of employment for purposes of this Agreement.
      Severability. If any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction or arbitrator to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement. If any court or arbitrator construes any of the provisions of Section 5 hereof, or any part thereof, to be unreasonable because of the duration of such provision or the geographic or other scope thereof, such court or arbitrator may reduce the duration or restrict the geographic or other scope of such provision and enforce such provision to the maximum extent possible as so reduced or restricted.
      Notices. All notices to the Executive hereunder shall be in writing and shall be delivered personally, sent by overnight courier or sent by registered or certified mail, return receipt requested, to:

Ronald R. Ross
816 Hills Creek Road
McKinney, Texas 75070

with a copy to:

Thomas W. Hughes, Esq.
Winstead Sechrest & Minick
5400 Renaissance Tower
1201 Elm Street
Dallas, Texas 75270

All notices to the Company hereunder shall be in writing and shall be delivered personally, sent by overnight courier or sent by registered or certified mail, return receipt requested, to:

MMI Products, Inc.
515 West Greens Road, Suite 710
Houston, Texas 77067
Attention: Julius S. Burns, Chairman

with a copy to:

Michael A. Saslaw, Esq.
Weil, Gotshal & Manges LLP
100 Crescent Court, Suite 1300
Dallas, Texas 75201

      All notices to MMI Management Services LP hereunder shall be in writing and shall be delivered personally, sent by overnight courier or sent by registered or certified mail, return receipt requested, to:

MMI Management Services LP
515 West Greens Road, Suite 710
Houston, Texas 77067
Attention: Julius S. Burns, Chairman

with a copy to:

Michael A. Saslaw, Esq.
Weil, Gotshal & Manges LLP
100 Crescent Court, Suite 1300
Dallas, Texas 75201

Any party may change the address to which notices shall be sent by sending written notice of such change of address to the other parties.

      Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.
      Voluntary Agreement. The Executive acknowledges that before entering into this Agreement, the Executive has had the opportunity to consult with any attorney or other advisor of his choice, and that this Section 18 of this Agreement constitutes advice from the Company and MMI Management Services LP to do so if he chooses. The Executive further acknowledges that he has entered into this Agreement of his own free will, and that no promises or representations have been made to him by any person to induce him to enter into this Agreement other than the express terms set forth herein. The Executive further acknowledges that he has read this Agreement and understands all of its terms, including the waiver of the right to have all disputes with and claims against the Company or MMI Management Services LP decided in a judicial forum set forth in Section 8.
      Company Guaranty. In order to induce Executive to enter into this Agreement, the Company guarantees the performance of all of MMI Management Services LP's obligations hereunder in accordance with the terms hereof.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

MMI PRODUCTS, INC.
By: /s/ Julius S. Burns
Julius S. Burns, President and Chief Executive Officer
MMI MANAGEMENT SERVICES LP
By: MMI Products, Inc.,
its general partner
By:/s/ Julius S. Burns
Julius S. Burns, President and Chief Executive Officer
/s/ Ronald Ross
Ronald R. Ross